UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2012

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01	Material Definitive Agreement

On June 6, 2012, Zogenix, Inc. (“Zogenix”) and Mallinckrodt LLC (“Mallinckrodt”) entered into a co-promotion agreement. Under the terms of the co-promotion agreement (the “Agreement”), Mallinckrodt was granted a co-exclusive right (with Zogenix) to promote Sumavel DosePro to a mutually agreed prescriber audience in the United States. Under the Agreement, Mallinckrodt’s sales team will begin selling Sumavel DosePro to its customer base of prescribers no later than August 20, 2012. Mallinckrodt has committed to a minimum number of sales representatives for the initial term of the Agreement, which runs through June 30, 2014, and can be extended by mutual agreement of the parties in additional six month increments. Zogenix remains responsible for the manufacture, supply and distribution of commercial product for sale in the United States. In addition, Zogenix will supply product samples to Mallinckrodt at an agreed upon transfer price and Mallinckrodt will reimburse Zogenix for all other promotional materials used.

In partial consideration of Mallinckrodt’s sales efforts, Zogenix will pay Mallinckrodt a service fee on a quarterly basis that represents a specified fixed percentage of net sales of prescriptions generated from Mallinckrodt’s prescriber audience over a baseline amount of net sales to the same prescriber audience (the “Baseline Net Sales”). In addition, upon completion of the co-promotion term in June 30, 2014 (unless otherwise extended), and only if the Agreement is not terminated as a result of certain circumstances, Zogenix will be required to pay Mallinckrodt an additional tail payment calculated as a fixed percentage of the Mallinckrodt net sales over the Baseline Net Sales during the first full twelve (12) months following the last day of the term.

Mallinckrodt may terminate the Agreement with sixty (60) days notice in the event a material change is made to the net sales price of Sumavel DosePro that would result in a material adverse effect to Mallinckrodt’s financial return (as defined in the Agreement). Mallinckrodt may also terminate the Agreement if its request for the inclusion on its call list of a certain number of additional prescribers is not mutually agreed upon. Lastly, Mallinckrodt may terminate the Agreement if a governmental authority takes action or raises an objection that prevents or would reasonably be expected to make it unlawful for Mallinckrodt to perform, or subject Mallinckrodt to any penalty or claim, investigation or similar action related to, its obligations under the Agreement, in the event of Zogenix’s inability to meet trade demand for commercial product or where a third party files an action alleging that the making or selling of Sumavel DosePro infringes the intellectual property rights of such third party.

Zogenix may terminate the Agreement with sixty (60) days notice if Mallinckrodt does not achieve an agreed-upon minimum sales effort. Either party may terminate the agreement if certain minimum net sales thresholds are not met for any quarter ending after December 31, 2012 or certain levels of prescriptions are not met in a specified period. In addition, either party may terminate the Agreement related to safety concerns, in the event of a change of control of itself or the other party (excluding with respect to Mallinckrodt, any public spin-off of Mallinckrodt from its corporate parent Covidien plc), upon the introduction of a generic product, in connection with the material breach of the other party’s obligations or if a bankruptcy event occurs under certain circumstances.

* * *

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: June 7, 2012	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary